UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GrafTech International Ltd.
(Name of Registrant as Specified In Its Charter)

Nilesh Undavia (The “Undavia Group”)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 6, 2024, Nilesh Undavia issued a press release, which contained a letter to shareholders, a copy of which is filed herewith as Exhibit 1.

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of GrafTech International Ltd. (the “Company”) in favor of Mr. Undavia’s nomination for the Company’s Board of Directors at the Company’s 2024 Annual Meeting of Shareholders (the “Annual Meeting”). On April 2, 2024, the Undavia Group filed with the U.S. Securities and Exchange Commission (the “SEC”) its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

Exhibit 1

Nilesh Undavia Calls Out GrafTech Board for Continuing to Distort the Record and Mislead Shareholders

Time is Running Out for GrafTech Shareholders to Vote the BLUE Universal Proxy Card for Change and Improved Corporate Governance

The Board Cannot Be Trusted to Protect Shareholder Value After 90% of Shareholder Value Destruction

BOCA RATON, Fla., May 06, 2024 (GLOBE NEWSWIRE) -- Nilesh Undavia, one of the largest shareholders of GrafTech International Ltd. (NYSE: EAF) (“GrafTech” or the “Company”), today issued the following open letter to shareholders of the Company in connection with the election of directors for the Company’s board of directors (the “Board”) at the Company’s 2024 Annual Meeting of Shareholders (“Annual Meeting”) to be held on May 9, 2024:

May 6, 2024

Dear Fellow Shareholders:

For several months, I attempted to engage with GrafTech, seeking to add shareholder representation to a Board that has displayed an unwillingness to acknowledge egregious management mistakes or present a credible plan to turn around the Company.

Instead, the Company has tried to distract shareholders by engaging in personal attacks and misrepresenting the truth. The Board’s abysmal track record of shareholder value destruction should seriously impugn its credibility and qualifications.

I believe, the Board cannot be trusted because:

•	It was not forthcoming about the true cause of the shutdown at Monterrey, a concern also echoed by Glass Lewis;
•	It hired an unqualified CEO, Mr. Kessler, then failed to hold him accountable for the Monterrey shutdown and related market share losses, and despite his failures as the CEO, he continues to serve on the Board;
•	It has not been forthcoming about market share losses since 2021 and it has failed to create a credible strategy to turnaround the business;
•	It is misrepresenting qualifications of incumbent nominees.

The Company is misrepresenting: my engagement with it, the effectiveness of its business strategy, Ms. Fine’s steel industry investment record and her trustworthiness, and Mr. Taccone’s “intimate understanding of [the Company’s] customers”1.

1.	The Company is Misrepresenting My Engagement with It

While the Company attacks me by citing two errors of omission in the Company's 33-page questionnaire, it neglects to mention how it failed to return my phone calls or respond to my emails requesting clarification of the ambiguity in the questionnaire. No error would have occurred had the Company returned my calls or answered my emails requesting clarification. For months, the Company has ignored and dismissed my constructive engagement, which included CEO selection criteria and long-term strategy.

Ms. Fine, in her capacity as the Chair of the Nominating and Corporate Governance Committee of the Board (“NGC”), devoted less than five minutes in her initial interview with me, and slammed the door prior to any substantive review of my credentials, declaring: “We’re not looking for board members.”

2.	GrafTech is Misleading Investors About a Credible Strategy to Help Turnaround The Business

I believe that GrafTech’s fortunes will only turn when the Company is able to regain market share. Over the last six months the Company’s guidance of volumes in 2024 has not changed. As volumes and market share are not improving, it appears that the new CEO (who has been in the role for six-months as the interim-CEO) and the Board are unable or unwilling to improve performance. GrafTech’s failure to send a single representative to the all-important American Iron and Steel Institute conference on electric arc furnace steel-making in February is incomprehensible and alarming.

3.	GrafTech Nominee Ms. Debra Fine Exaggerates Her Experience in Investing in the Steel Industry; Erroneous SEC filing for Fine Capital Raises Questions About Her Duty Of Care To Her Own Clients

•	Ms. Fine’s Steel Industry Investing Experience is Grossly Exaggerated: GrafTech claims that Ms. Fine has over two-decades of experience in investing in the steel industry. However, Fine Capital Partners, L.P.’s (“Fine Capital Partners”) Form 13F filings with the U.S. Securities and Exchange Commission (the “SEC”) reveal that Ms. Fine’s firm has not invested in a single steel stock since the fourth quarter of 2011. Moreover, the latest Form 13F filing for Fine Capital Partners shows only two investments—Light and Wonder (LNW) and Liberty Latin America Ltd. (LILAK), with 99% of AUM invested in LNW[2]. Importantly, LNW is a manufacturer of electronic gaming machines for casinos. Exaggeration of her experience in investing in the steel industry is tantamount to a blatant misrepresentation that raises serious questions about her trustworthiness.

•	Failure of Duty of Care In SEC filings by Fine Capital Partners: Fine Capital Partners filed a disclosure statement[3] with the SEC that states the amount of assets under management “As of December 31, 2024,” which is a careless mistake on an important form filed on March 27, 2024.

As of December 31, 2024, the Firm managed $802,827,35 of regulatory assets under management on a discretionary basis.1

The AUM disclosure has a reference to a footnote that appears nowhere in the document.

As Chair of Fine Capital Partners, if Ms. Fine cannot show diligence and a duty of care to her own clients, it raises serious questions about her ability to dispense duty of care to GrafTech’s shareholders.

4.	Investors Should Question Mr. Taccone’s “Intimate Understanding of [the Company’s] Customers”

•	Mr. Taccone’s “steel industry” experience comes from managing First River LLC (“First River”). According to First River’s website[4], it has only two employees, and does not name a single client. If Mr. Taccone has a proper and “intimate understanding” of GrafTech’s customers, then why has the Company’s market share collapsed? He did not exercise independence when Brookfield was the controlling shareholder, and his industry expertise has not translated into positive results for GrafTech’s shareholders.

5.	Neither of GrafTech’s Nominees Are In The Best Interests Of Shareholders

In evaluating nominees, we urge all shareholders to ask themselves:

•	If Ms. Fine cannot even file her investment company’s SEC form correctly, has invested 99% of client assets in a casino gaming company, and most importantly, has not invested in a single steel stock in over a dozen years, does she really have the skill set, the attention to detail, and appreciation of “fiduciary” responsibilities to protect the interests of GrafTech shareholders?

•	Ms. Fine and Mr. Taccone as members of the NGC appointed Mr. Kessler as CEO despite his lack of steel industry experience which led to his failure (click here for details) within fifteen months.

•	Mr. Taccone cannot be the solution, when as a director since 2018, he:

o	Oversaw over $4 billion of shareholder value destruction;
o	Recruited the former CEO, Mr. Kessler, someone with no steel industry experience;
o	Recruited Ms. Fine, a director clearly lacking in credible steel experience, and
o	Has not purchased a single GrafTech share in years.

I am an experienced fiduciary with the integrity and credibility to represent the interests of all shareholders.

For almost 25 years, I served as an exemplary fiduciary of billions of dollars of client capital at Wellington Management Company LLP, one of the world’s largest asset managers. Clients sought my guidance and expertise because they knew they could trust me to deliver outstanding results and to exercise the highest duty of care for clients.

As an institutional investor, I have a history of collaboration with management teams; in fact, this is the first time I’ve been compelled to initiate a proxy contest due to a board’s unwillingness to work with one of its largest shareholders. For the Board to question my ability to exercise a duty of care is simply absurd—if for no other reason than my 5.9% ownership of the Company. I can be trusted to protect shareholder interests.

Time is very short before the Annual Meeting. I urge you to vote the BLUE universal proxy card TODAY to elect me, Nilesh Undavia, to the Board.

As highlighted above, neither Debra Fine nor Anthony Taccone has the background, the experience or the alignment of interest to protect shareholder interests.

If you have already voted, you can easily change your vote to the BLUE universal proxy card.

Sincerely,

Nilesh Undavia

Additional Information and Where to Find It

Mr. Undavia and certain family trusts (collectively, the “Undavia Group”) are participants in the solicitation of proxies from shareholders of the Company in favor of Mr. Undavia’s nomination for the Board at the Annual Meeting. On April 2, 2024, the Undavia Group filed with the SEC its definitive proxy statement and accompanying BLUE universal proxy card in connection with its solicitation of proxies from the shareholders of the Company for the Annual Meeting. ALL SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING BLUE UNIVERSAL PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE UNDAVIA GROUP, AS THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE UNDAVIA GROUP AND ITS DIRECT OR INDIRECT INTERESTS IN THE COMPANY, BY SECURITY HOLDINGS OR OTHERWISE. Investors and security holders may obtain copies of the definitive proxy statement, BLUE universal proxy card and other documents filed with the SEC by the Undavia Group free of charge through the website maintained by the SEC at http://www.sec.gov/. Copies of the definitive proxy statement and accompanying BLUE universal proxy card filed with the SEC by the Undavia Group are also available free of charge by accessing the website at https://www.icomproxy.com/EAF.

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1 Source: GrafTech press release dated April 29, 2024. https://www.sec.gov/Archives/edgar/data/931148/000093114824000069/a2024proxymaterials42924.htm

2 Source: https://www.sec.gov/Archives/edgar/data/1339161/000121465924002803/xslForm13F_X02/primary_doc.xml

3 Source: https://files.adviserinfo.sec.gov/IAPD/Content/Common/crd_iapd_Brochure.aspx?BRCHR_VRSN_ID=899294

4 https://first-river.com/